UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Preferred and Income Term Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Using the website provided on your WHITE proxy card and following the simple instructions By calling the toll-free number on your WHITE proxy card and following the simple instructions By completing and returning your WHITE proxy card in the postage page envelope provided If you have any questions about the proposals to be voted upon, please feel free to contact Computershare Fund Services toll free at 1 (888) 815-5825. 33725_Z87024_9 nuveen A TIAA Company VOTE ONLINE VOTE BY PHONE VOTE BY MAIL YOUR VOICE HEARD VOTE AND MAKE YOUR VOTE. FUTURE OF YOUR FUND IS DECIDED BY YOUR VOTE. THE FUTURE VOTE. THE FUTURE OF YOUR FUND IS DECIDED BY YOU THE FUTURE OF YOUR FUND NUVEEN PREFERRED AND INCOME TERM FUND (JPI) today. YOUR FUND THE FUTURE OF YOUR IS DECIDED BY YOUR VOTE IS DECIDED BY YOUR VOTE. SAVE YOUR FUND. ONLY YOU CAN FUTURE OF YOUR INVESTMENT IS DECIDED BY YOUR VOTE IMPORTANT UPDATE: A vote for the Term Proposal is a vote for shareholder choice. The choice is simple. THE ANNUAL MEETING HAS MOVED: June 3, 2024 2:00 p.m. Central Time This is no time for taking chances. Shareholder choice is on the ballot, and your investment could be impacted. This is your chance to save your fund and protect your investment options. The Board asks every JPI shareholder to vote FOR the Term Proposal on the WHITE proxy card. Voting FOR the Term Proposal empowers you to continue your investment in JPI—with a management fee discount for the first year—or tender some or all of your shares at 100% of NAV. Without your vote, the Fund automatically terminates for all. Protect investor choice and your investment by voting FOR the Term Proposal. No vote is a vote against the Term Proposal. EVERY SHAREHOLDER VOICE MATTERS. EVERY VOTE IS NECESSARY. YOUR VOTE MAKES THE DIFFERENCE. VOTE AND MAKE YOUR VOICE HEARD today. ONLY YOU CAN SAVE YOUR FUND